PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JUNE 13, 1997                    REGISTRATION NO. 333-28451


                                   $63,400,000

                                   ITRON, INC.
                 6-3/4% Convertible Subordinated Notes Due 2004
                                       and
                             Shares of Common Stock
                        Issuable Upon Conversion Thereof
                                       and
                        2,638,600 Shares of Common Stock


         This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of 6 3/4% Convertible Subordinated Notes Due 2004 (the "Notes") of Itron, Inc. (the "Company") and the shares of Common Stock, no par value (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

         This Prospectus Supplement should be read in conjunction with the Prospectus dated June 13, 1997 (the "Prospectus"), which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the Prospectus is superseded in part by the information appearing in the table below:


                                                                                                            Securities Beneficially
                        Notes and Conversion Shares                  Shares                                   Owned After Offering
                  ----------------------------------------------------------------------                    -----------------------
                   Principal
                   Amount of
                     Notes                     Number of          Shares       Number        Securities to               Percentage
                  Beneficially  Percentage    Conversion       Beneficially   of Shares    be Sold--Percentage            of Common
                  Owned that     of Notes     Shares that       Owned Prior    that May     of Common Stock                 Stock
     Name         May Be Sold   Outstanding  May Be Sold (1)    to Offering    Be Sold      Outstanding (2)     Amount   Outstanding
-----------------------------------------------------------------------------------------------------------------------------------

Credit Suisse
First Boston      13,275,000       20.9        560,127                                           3.7                0         --
Corp. (3)

Any other
holder of
Notes or
future
transferee,
pledgee, donee
or successor
of or from any
such other
holder.(4)(5)      2,875,000                   121,308                                           0.8                0         --
-----------------------------------------------------------------------------------------------------------------------------------

(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $23.70 per share; such conversion price is subject to adjustment as described under "Description of Notes--Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act, and based upon 14,600,212 shares of Common Stock outstanding as of November 30, 1997, treating as outstanding the number of Conversion Shares issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Notes, but not assuming the conversion of the Notes or the exercise of warrants of any other Selling Securityholder.

(3) Represents an additional $650,000 principal amount of Notes acquired after November 3, 1997.

(4) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.

(5) Assumes that any other holders of Notes, or any further transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

                               ------------------

               FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
               CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE
                  SECURITIES OFFERED HEREBY, SEE "RISK FACTORS"
                     BEGINNING ON PAGE 6 OF THE PROSPECTUS.
                               ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

           The date of this Prospectus Supplement is December 8, 1997